Exhibit 2.2

Date: 7 January 2021

share purchase AGREEMENT
relating to
AHC - WW JERSEY LIMITED between
ACADIA HEALTHCARE COMPANY INC (AS SELLER) and REMEDCOUK LIMITED (as Purchaser)

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St. Mary Axe
London EC3A 8AF
Tel: +44 (0)20 7469 2000
Fax: +44 (0)20 7469 2001
www.kirkland.com

Table of Contents

Page

1	Definitions and interpretation5
2	Sale and purchase14
3	Consideration14
4	Leakage15
5	Period before Completion16
6	Completion17
7	Warranties and undertakings18
8	Limitation of liability22
9	Post-Completion matters23
10	Payments25
11	Announcements and confidentiality26
12	Notices28
13	Limited recourse29
14	General29
Schedule 1 Pre-Completion undertakings	36
Schedule 2 Completion Obligations	41
Schedule 3 Permitted Leakage	43
Schedule 4	44
U.S. Tax Matters	44
Schedule 5	45
The Properties	45
Schedule 6	46
Additional Seller Warranties	46
Part A: Definitions	46
Schedule 7	48
Specified Security Interests	48

Agreed Form Documents

1.Director Resignation Letters

2.Data Room Index

3. Draft Completion Schedule

4. Press Announcement

5.Form UCC-3

6.Deed of Release

Date: 7 January 2021

Parties:

(1)	ACADIA HEALTHCARE COMPANY INC., a corporation incorporated in Delaware with registered office at 6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, USA (the “Seller”); and
(2)	REMEDCOUK LIMITED, a private limited liability company incorporated in England and Wales with registered office at 1 Bartholomew Lane, London EC2N 2AX and registered number 13086239 (the “Purchaser”).

Introduction:

(A)	The Seller has agreed to sell the Shares and to assume the obligations imposed on the Seller under this Agreement.
(B)	The Purchaser has agreed to purchase the Shares, procure repayment of the Existing Shareholder Debt Repayment Amount and to assume the obligations imposed on the Purchaser under this Agreement.
(C)	The Seller is, at the date of this Agreement, the beneficial and registered holder of the Shares.

IT IS AGReed:

1	Definitions and interpretation

Definitions

1.1	In this Agreement, the capitalised terms set out below have the following meanings:

“Acadia Released Person” has the meaning given in Clause 9.3;

“Additional Seller Warranties” means the warranties set out in Part B of Schedule 6;

“Affiliate” means:

(a)

in the case of a person which is a body corporate, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking, or any entity which manages and/or advises any of the foregoing persons, or which is managed and/or advised by any of the foregoing persons, in each case from time to time;

(b)

in the case of a person which is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor;

(c)

in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership or any entity which manages and/or advises any such entity; and

(d)	any Affiliate of any person in paragraphs (a) to (c) above,

but shall not include any Group Company. For the avoidance of doubt and save for any Group Company, Waterland (and any of Waterland’s group undertakings), any entity managed or advised by Waterland (or any of Waterland’s group undertakings), and any group undertaking of any such entity, shall be deemed to be Affiliates of the Purchaser;

“Agreed Leakage” means an amount equal to £926,209.35, being the 2020 total trading bonus amount of £4,195,915.08 less (i) £1,789,013.73 of such 2020 total trading bonus amount already accounted for in the cash ticker; and (ii) £1,480,692 of such 2020 total trading bonus amount already accrued as at the Locked Box Date;

“Aggregate Notified Leakage Amount” means an amount equal to the aggregate of all Notified Leakage Amounts (if any);

“Agreed Form” means, in relation to a document, the form of that document which has been initialled and/or has been specifically identified in an email attachment as being in the “Agreed Form”, in each case on the date of this Agreement for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);

“Agreement” means this share purchase agreement, including the Introduction and the Schedules, as amended or restated from time to time;

“Articles” means the articles of association of the Company;

“Business” means the business of the Group Companies from time to time;

“Business Day” means any day that is not a Saturday or Sunday or a public holiday in London, Jersey, Tennessee or the Netherlands;

“Closed Properties” the Properties that are currently closed, details of which are contained in the response to Q&A question 261 in the Data Room;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Companies Act 2006” means the UK Companies Act 2006;

“Company” means AHC - WW Jersey Limited, a private limited liability company incorporated in Jersey with registered number 122658 whose registered office is at 44 Esplanade, St Helier, Jersey JE4 9WG;

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 6;

“Completion Date” means the date on which Completion is to take place, determined in accordance with Clause 6.1;

“Confidential Information” means:

(a)

(in relation to the obligations of the Purchaser) any confidential information which is not generally available to the public received directly or indirectly or held by the Purchaser (or any of its Representatives) relating to the Seller and/or any of its Affiliates from time to time and, prior to Completion only, any of the Group Companies or the Business (including technical information, know-how, research and development, technical reports, computer software and passwords, trade secrets, customer/client/patient lists and data, financial projections, target details and accounts, fee levels, pricing policies, commissions and commission charges, budgets, forecasts, reports, interpretations, records and corporate and business plans, planned products and services, marketing and advertising plans, requirements and materials, marketing surveys and research reports and market share and pricing statistics and computer software and passwords)  (in each case which the Purchaser has obtained in connection with the Transaction); or

(b)

(in relation to the obligations of the Seller) any confidential information which is not generally available to the public received directly or indirectly or held by or on behalf of the Seller (or any of its Representatives) relating to the Purchaser’s Group, MPT, any of MPT’s group undertakings, any of the Group Companies or the Business (including technical information, know-how, research and development, technical reports, computer software and passwords, trade secrets, customer/client/patient lists and data, financial projections, target details and accounts, fee levels, pricing policies, commissions and commission charges, budgets, forecasts, reports, interpretations, records and corporate and business plans, planned products and services, marketing and advertising plans, requirements and materials, marketing surveys and research reports and market share and pricing statistics and computer software and passwords); and

(c)	the contents and existence of information detailed in and relating to, the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

“Confidentiality Agreement” means the confidentiality agreement dated 7 November 2019 and made between the Seller and Waterland Private Equity Fund VII C.V.;

“Consideration” has the meaning given in Clause 3.1;

“Data Room” means the virtual data room administered by Donnelly Financial Solutions entitled “Project Prince” comprising the documents and other information relating to the Group Companies and the Business as at 8.30 a.m. on 23 December 2020 , as reflected on a USB stick or other electronic medium delivered to the Purchaser on 24 December 2020;

“Data Room Index” means the index of the Data Room in the Agreed Form;

“Deed of Release” means the deed of release between (1) the Seller, (2) Priory Group UK 1 Limited and (3) Bank of America, N.A., in the Agreed Form;

“Default Interest” means interest at 8 per cent. per annum;

“Defaulting Party” has the meaning given in Clause 6.4;

“Director Resignation Letters” has the meaning given in paragraph 1(iv) of Schedule 2;

“Disclosed Seller Transaction Costs” means all of the Seller Transaction Costs (including any amounts in respect of VAT) notified to the Purchaser in the Final Completion Schedule in accordance with Clause 5.2.2;

“Disclosure Letter” means the disclosure letter from the Warrantors (as defined therein) to the Purchaser dated the date of this Agreement;

“Draft Completion Schedule” means the excel spreadsheet setting out the draft completion schedule, as at the date of this Agreement, in the Agreed Form;

“Encumbrance” means all security interests, mortgages, charges, pledges, liens, title retentions, options, equities, claims, interests, assignments, hypothecations, or other third party rights (including rights of pre-emption, conversion or rights to acquire) of any nature whatsoever, and any agreement or obligation howsoever arising to create any of the same;

“Equity Commitment Letters” means (i) the equity commitment letter from the Investor (as defined therein) and the Purchaser to the Seller, dated 30 December 2020, and (ii) the equity commitment letter from MPT and the Purchaser to the Seller, dated 30 December 2020;

“Exchange Rate” means, with respect to a particular currency for a particular day, the spot bid rate of exchange for that currency into GBP on such date, at the rate quoted by Reuters at 4.00 p.m. in London on such date;

“Existing Shareholder Debt” means any and all intercompany balances (including for the avoidance of doubt any interest accrued on the principal amount thereof) between a Group Company and the Seller;

“Existing Shareholder Debt Repayment Amount” means the redemption amount of the Existing Shareholder Debt as at Completion as set out in the Final Completion Schedule;

“Final Completion Schedule” has the meaning given in Clause 5.2;

“Financing” means the debt financing required by the Purchaser’s Group in connection with the Transaction (including under the Purchaser Financing Documents):

“Funds” has the meaning given in Clause 7.4.10;

“Governmental Entity” means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any Taxation Authority or quasi-governmental or private body exercising any regulatory, merger control, taxing, importing or other governmental or quasi-governmental authority, including the European Commission of the European Union;

“Group” means the Company and all of the other Group Companies, taken as a whole;

“Group Companies” means the Company and the Subsidiaries, each being a “Group Company”;

“Information Memorandum” means the confidential information memoranda dated February 2020 and October 2020 and issued by the Company to potential purchasers, including the Purchaser’s Group, in connection with the sale of the Company;

“Initial Consideration” has the meaning given in Clause 3.1.1;

“Leakage” means:

(a)	in each case, to or on behalf of, or for the benefit of, the Seller or any of its Affiliates, or any of the Seller’s or its Affiliates’ respective directors, officers or employees:

(i)	any dividend or distribution (whether in cash or in kind) declared, paid or made (or deemed paid or made) by any Group Company;
(ii)

any payments made (or deemed made) (whether in cash or in kind) by any Group Company in respect of any share capital or other securities of any Group Company being redeemed, purchased or repaid, or any other return of capital (whether by reduction of capital or redemption or purchase of shares) by any Group Company;

(iii)	any Encumbrance granted over the assets of a Group Company;
(iv)

the waiver, discount, settlement (other than on arm’s length terms), deferral or release by any Group Company of any amount, right or benefit owed to that Group Company, the forgiveness of any outstanding claim or any assumption or discharge of any liability (including in relation to any recharging of costs of any kind or the granting of any guarantee, indemnity or security) by any Group Company; and

(v)

any other payment made (or deemed made) by a Group Company, including any directors’ fees, advisory fees, shareholder fees, management fees, monitoring fees, royalty fees, service fees, loan or debt payment or repayment, interest payment or other compensation of any kind or the provision of any benefit having monetary or financial value;

(b)

any Seller Transaction Costs paid or incurred, in each case, by any Group Company to any person other than another Group Company (but excluding, for the avoidance of doubt, any costs in connection with the Financing or any management incentive arrangements to be put in place on and/or following Completion which, in each case, have been approved in writing by the Purchaser);

(c)

any transaction bonuses or other emolument or compensation to any director, officer, employee or consultant of any Group Company, payable, in each case, by any Group Company in connection with implementation of the Transaction, save to the extent that any such payment is increased as a result of any action or decision taken on or following Completion with the prior written consent of the Purchaser;

(d)

the transfer, sale, assignment or surrender of any asset, or any right to any asset, by a Group Company to or on behalf of, or for the benefit of, the Seller or any of its Affiliates, or any of the Seller’s or its Affiliates’ respective directors, officers or employees, at a price below market value or which is not on arms’ length terms;

(e)	any agreement or arrangement made or entered into by any Group Company to do or give effect to any matter referred to in paragraphs (a) to (d) (inclusive) above; and
(f)

without double counting, any Tax payable (or which would be payable but for the availability of a Relief) by any Group Company in respect of or in consequence of any of the matters referred to in paragraphs (a) to (e) inclusive above, but, in each case does not include any Permitted Leakage;

“Leakage Claim” means a claim made by the Purchaser pursuant to Clause 4.2;

“Leakage Claim Period Date” has the meaning given in Clause 4.3;

“Locked Box Accounts” means the consolidated balance sheet of the Group as at the Locked Box Date, in the Agreed Form;

“Locked Box Date” means 30 June 2020;

“Management Warranty Deed” means the management warranty deed entered into on 30 December 2020 between the Warrantors (as defined therein) and the Purchaser;

“Material Completion Obligations” has the meaning given in Clause 6.5;

“MPT” means MPT Operating Partnership, L.P.;

“Normal Business Hours” has the meaning given in Clause 12.3;

“Notified Leakage Amount” has the meaning given in Clause 4.6;

“Permitted Leakage” means any payment set out or referred to in Schedule 3;

“Pre-Completion Event” has the meaning given in Clause 9.5;

“Pre-Completion Period” means the period from and including the date of this Agreement up to and including the Completion Date;

“Press Announcement” has the meaning given in Clause 11.2.1;

“Process Agent” has the meaning given in Clause 14.32;

“Properties” means the Properties listed in Schedule 5;

“Purchaser’s Account” means such bank account as the Purchaser notifies the Seller in writing not less than three Business Days prior to any payment being due to the Purchaser under any of the Transaction Documents;

“Purchaser Claim” means any claim, proceeding, suit or action against the Purchaser in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever under or pursuant to this Agreement;

“Purchaser Debt Documents” has the meaning given in Clause 7.5.10;

“Purchaser Financing Documents” has the meaning given in Clause 7.5.10;

“Purchaser’s Group” means:

(a)	in the case of Clauses 4.2, 4.5, 4.6, 11.5.2, 11.5.8 and 14.11, the Purchaser, its Affiliates, and the Group Companies; and
(b)	in all other cases, the Purchaser and its Affiliates;

“Purchaser’s Warranties” means the warranties given by the Purchaser pursuant to Clause 7.5;

“Related Person” has the meaning given in Clause 13.1.1;

“Released Person” has the meaning given in Clause 9.2;

“Relief” includes, unless the context otherwise requires, any relief loss, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or right to or actual repayment or refund of or saving of Tax (including any repayment supplement, fee or interest in respect of any Tax);

“Representatives” means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants, auditors, insurers and consultants of that Party and/or of its respective Affiliates;

“Seller’s Account” means the bank account as notified by the Seller to the Purchaser in writing not less than three Business Days prior to the Completion Date;

“Seller Claim” means any claim, proceeding, suit or action against the Seller in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever under or pursuant to this Agreement, but excluding, for the avoidance of doubt, any Leakage Claim;

“Seller’s Group” means the Seller and its Affiliates;

“Seller’s Solicitors” means Kirkland & Ellis International LLP of 30 St Mary Axe, London EC3A 8AF;

“Seller Transaction Costs” means any and all professional or other out-of-pocket fees, expenses or other costs paid or agreed to be paid or incurred or owing by any Group Company directly or indirectly in respect of the Transaction (including fees payable to each of Kirkland & Ellis International LLP, L.E.K. Consulting LLP, PricewaterhouseCoopers, Deloitte LLP, DLA Piper LLP and Knight Frank LLP, Rothschild & Co. and any Data Room costs and any costs relating to the discharge of the Share Pledge and the release of the Specified Security Interests) in each case since the Locked Box Date (including any VAT in respect of such fees, expenses and costs) but for the avoidance of doubt excluding any costs and expenses incurred by any Group Company in connection with the Financing or any management incentive arrangements (including any costs of Jamieson Corporate Finance) to be put in place on and/or following Completion which, in each case, have been approved in writing by the Purchaser;

“Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 7.1;

“Shares” means the 500,002 ordinary shares of £1.00 each in the capital of the Company, which together comprise the entire issued share capital of the Company;

“Share Pledge” means the pledge over 65 per cent. of the Shares in favour of Bank of America N.A.;

“Specified Security Interests” means the security interests listed in Schedule 7 and “Specified Security Interest” shall mean any one of them;

“Subsidiaries” has the meaning given in the Management Warranty Deed;

“Surviving Provisions” means Clauses 1, 8, 11, 12, 13, 14.2 to 14.6 and 14.10 to 14.33;

“Tax” or “Taxation” means: any form of tax, levy, impost, duty, charge, contribution, tariff, withholding, deduction, rate or other governmental charge (national or local) of a tax nature, whenever and wherever imposed, including U.S. federal, state, local income taxes and estimated taxes, which is collected or assessed by, or payable to, a Taxation Authority or any other person as a result of any enactment relating to tax, or any amount paid or in respect of, or on account of, any of the foregoing, together with all related fines, penalties, interest, charges and surcharges and additions thereto, and in each case, whether payable directly or imposed by way of a withholding or deduction and in respect of any person whether their liability for the same is a primary or secondary liability or under Section 1.1502-6 of the U.S. Treasury Regulations;

“Tax Claim” shall mean any claim, action, audit, examination, investigation, contest, administrative proceeding or court proceeding relating to Taxes, including notice of a pending audit, made by any Taxation Authority;

“Tax Leakage” means any Leakage falling within paragraph (f) of the definition of Leakage;

“Tax Return” shall mean any report, return, election, statement, schedule or other document or similar filing (including any attachments thereto) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes;

“Taxation Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation, including (without limitation) the U.S. Internal Revenue Service;

“Transaction” means the transactions contemplated by this Agreement and the Management Warranty Deed;

“Transaction Documents” means this Agreement, the Management Warranty Deed, the Disclosure Letter, the Equity Commitment Letters and each document in the Agreed Form and any other document entered into or to be entered into pursuant to this Agreement;

“Transfer Tax” has the meaning given in Clause 14.8;

“VAT” means any Tax chargeable under or imposed pursuant to or in compliance with EC Directive 2006/112/EC (as amended from time to time), and any other Tax of a similar nature whether imposed in any member state of the European Union in substitution for or levied in addition to such Tax, or any similar or comparable Tax imposed elsewhere;

“VAT Payee Party” has the meaning given in Clause 14.6;

“VAT Paying Party” has the meaning given in Clause 14.6; and

“Waterland” means Waterland Private Equity Investments B.V.

1.2	References to the “Parties” are to the parties to this Agreement, and each is a “Party”.
1.3	References to “Clauses” are to the Clauses of this Agreement.
1.4

References to the “Introduction” and the “Schedules” are to the introduction and schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement.

1.5	Where any capitalised term is defined within a particular Clause in the body of this Agreement, that term shall bear the meaning ascribed to it in that Clause wherever it is used in this Agreement.

1.6	The table of contents and headings to Clauses and Schedules and are included for ease of reference only, and are not to affect the interpretation of this Agreement.
1.7	In this Agreement, unless expressly stated otherwise:
1.7.1	the words “include” or “including” (or any similar term) are not to be construed as implying any limitation;
1.7.2	general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;
1.7.3	words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate;
1.7.4

a reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation, provided that as between the Parties no such amendment, re-enactment or modification after execution of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any Party;

1.7.5

any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.7.6	except as otherwise expressly provided in this Agreement, references to the time of day are to London time;
1.7.7	references to GBP, sterling or pounds sterling are references to the lawful currency from time to time of England;
1.7.8

for the purposes of applying a reference to a monetary sum expressed in sterling, an amount in a different currency shall be deemed to be an amount in sterling translated at the Exchange Rate at the relevant date (or, in respect of any amounts to be reflected in the Final Completion Schedule, at the date which is one Business Day prior to the delivery of the Final Completion Schedule to the Purchaser);

1.7.9

a reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by email but excluding any other form of electronic or digital communication;

1.7.10	a reference to a document or communication being “signed” by or on behalf of any person means signature by that person or his duly authorised agent or attorney (which may be electronic);
1.7.11

any reference to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a “company” includes any company, corporation or other body corporate, but not any limited partnership wherever and however incorporated or established;
1.7.12

any reference to a “holding company” or a “subsidiary” means a “holding company” or “subsidiary” as defined in section 1159 of the Companies Act 2006, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Any reference to an “undertaking” or a “group undertaking” shall be construed in accordance with section 1161 of the Companies Act 2006 and any reference to a “parent undertaking” or a “subsidiary undertaking” means respectively a “parent undertaking” or “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Such references to an “undertaking”, a “group undertaking”, a “subsidiary undertaking” or a “parent undertaking” shall be amended, where appropriate, by the Limited Liability Partnerships (Accounts and Audit) (Application of Companies Act 2006) Regulations 2008;

1.7.13

in relation to a limited liability partnership, references to “directors” or “employees” shall be taken as a reference to the members and (where applicable) employees of that limited liability partnership;

1.7.14	any reference to “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way;
1.7.15

any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

1.7.16

in the event any claim is made by any Party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or its advisers.

2	Sale and purchase

Agreement to sell and purchase

2.1

On and subject to the terms of this Agreement and upon Completion, the Seller shall sell the Shares, free from all Encumbrances and with full title guarantee and all rights attached or accruing to such Shares at the Completion Date, including the right to receive all distributions and dividends declared, paid or made after Completion and the Purchaser shall purchase the Shares on such terms.

2.2	The Seller waives (and shall procure the waiver of) all rights of pre-emption or similar rights over any of the Shares that may have been conferred on the Seller, howsoever arising.
2.3	Section 6 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to any disposition made under or pursuant to this Agreement.

3	Consideration

Amount

3.1	The total consideration for the purchase of the Shares under this Agreement (the “Consideration”) shall be an amount equal to the aggregate of:
3.1.1	GBP 1,160,000,000 (the “Initial Consideration”); less
3.1.2	an amount equal to the Agreed Leakage; less
3.1.3	an amount equal to the Disclosed Seller Transaction Costs; less
3.1.4	an amount equal to the Aggregate Notified Leakage Amount (if any).
3.2

Following the delivery of the Final Completion Schedule under Clause 5.2, the Consideration (including the Disclosed Seller Transaction Costs and the Aggregate Notified Leakage Amount) shall be deemed to be updated to reflect the relevant amounts detailed in the Final Completion Schedule.

Consideration settlement

3.3	The Consideration shall be satisfied by the Purchaser by the payments in cash set out in the Final Completion Schedule and payable in accordance with Clause 6.2 and Schedule 2.
3.4

Any payment made in satisfaction of a liability arising under a Seller Claim, a Leakage Claim or a Purchaser Claim, in each case, under the terms of this Agreement shall, to the extent possible, be deemed to adjust the price paid for the Shares, and the Parties and their Affiliates agree to treat for all applicable tax purposes any such payments as an adjustment to the price paid for the Shares unless otherwise required by applicable tax law.

4	Leakage
4.1	The Seller warrants, covenants and undertakes to the Purchaser that there has been no Leakage from (but excluding) the Locked Box Date to (and including) the date of this Agreement.
4.2	The Seller warrants, covenants and undertakes to the Purchaser that if:
4.2.1	there has been Leakage from (but excluding) the Locked Box Date to the date of this Agreement or there is Leakage in the Pre-Completion Period; and/or
4.2.2

any arrangement or agreement has been made prior to the date of this Agreement or is made during the Pre-Completion Period that in either case has resulted or will result in any Leakage (i) from (but excluding) the Locked Box Date to the date of this Agreement; (ii) during the Pre-Completion Period; or (iii) at any time after the Completion Date, then, the Seller shall, subject to Clauses 4.3 to 4.6 (inclusive), following Completion, pay in cash to the Purchaser on demand a sum equal (on a pound for pound basis) to the amount of (i) such Leakage (including, for the avoidance of doubt, any related Tax Leakage); and (ii) all reasonable costs properly incurred by the Purchaser’s Group in connection with its recovery of such Leakage (including any Tax suffered by the Purchaser’s Group as a result of any payment received under this Clause 4.2).

4.3

The liability of the Seller pursuant to Clause 4.2 shall terminate on the date falling six months after Completion (the “Leakage Claim Period Date”) unless prior to that date the Purchaser has notified the Seller in writing of any Leakage.

4.4

Any notice provided pursuant to Clause 4.3 shall set out (to the extent such details are available at the time) the amount and reasonable details of the relevant Leakage (provided that failure to provide such details shall not invalidate notice), in which case, in relation to the relevant Leakage so notified, the Seller shall remain liable until any relevant claims have been satisfied, settled or withdrawn.

4.5

The aggregate liability of the Seller in respect of all and any Leakage Claims shall be limited to, and shall in no event exceed, an amount equal to sum of (i) any and all Leakage referred to in Clause 4.2; and (ii) all reasonable costs properly incurred by the Purchaser’s Group in connection with its recovery of the relevant Leakage as referred to in Clause 4.2.

4.6

If the Seller notifies the Purchaser in writing prior to Completion of any Leakage (on its own behalf or on behalf of any of its Affiliates or any of the Seller’s or its Affiliates’ respective directors, officers or employees, and including any related Tax Leakage) and the amount of such Leakage (the “Notified Leakage Amount”), then, pursuant to Clause 3, the Consideration shall, so far as possible, be reduced by an amount equal to such Notified Leakage Amount, which shall discharge the Seller’s obligation to make payment of such Notified Leakage Amount pursuant to Clause 4.2 to the extent of the reduction, but shall not relieve the Seller of any liability in respect of any Leakage (including any related Tax Leakage) which is not included within such Notified Leakage Amount or any reasonable costs properly incurred by the Purchaser’s Group in its recovery of such Leakage as referred to in Clause 4.2.

5	Period before Completion

Pre-Completion undertakings

5.1	From the date of this Agreement until the earlier of Completion or the termination of this Agreement, the Seller and the Purchaser shall comply with their respective obligations set out in Schedule 1.

Final Completion Schedule

5.2

At least five Business Days prior to the Completion Date, a schedule in substantially the same form (and containing the same information, save where such information is required to be adjusted in order to deliver to the Purchaser the information set out below) as the Draft Completion Schedule (the “Final Completion Schedule”) shall be delivered to the Purchaser by or on behalf of the Seller, setting out, in each case as at the Completion Date:

5.2.1	the Existing Shareholder Debt Repayment Amount;
5.2.2	all of the Seller Transaction Costs of which the Seller is aware, having made all reasonable enquiries, as at the date of preparation and delivery of the Final Completion Schedule;
5.2.3	the Aggregate Notified Leakage Amount;
5.2.4

the Consideration, reflecting the amounts of the Disclosed Seller Transaction Costs and the Aggregate Notified Leakage Amount (if any), each as set out in this statement and referred to in Clauses 5.2.2 and 5.2.3 above; and

5.2.5	the amount and relevant payee for items of Disclosed Seller Transaction Costs, including details of which Disclosed Seller Transaction Costs have not been and will not be paid prior to Completion.
5.3

The Final Completion Schedule shall take the same form and contain the same information as the Draft Completion Schedule in all respects save for any adjustments that need to be made in order for the Seller to deliver to the Purchaser the information referred to in Clauses 5.2.1 to 5.2.5 (inclusive).

Release of Specified Security Interests

5.4

Between the date of this Agreement and the Completion Date, the Seller shall use its reasonable efforts to effect a release of each Specified Security Interest in a form reasonably satisfactory to the Purchaser.

6	Completion

Date and place

6.1	Completion shall take place at the offices of the Seller’s Solicitors on 19 January 2021 or at such other date and time as the Seller and the Purchaser may agree in writing.

Completion arrangements

6.2	At Completion, the Seller and the Purchaser shall comply with their respective obligations as specified in Schedule 2.
6.3	Neither the Seller nor the Purchaser shall be obliged to complete the sale or purchase of any of the Shares unless all of the Shares are sold and purchased simultaneously.

Breach of completion obligations

6.4

If the Purchaser or the Seller (the “Defaulting Party”) fails to comply with any of its Material Completion Obligations, then the Seller (in the event the Defaulting Party is the Purchaser) or the Purchaser (in the event the Defaulting Party is the Seller) may (in addition to and without prejudice to all its other rights and remedies) by written notice to the Defaulting Party on or before the date on which Completion would otherwise have taken place:

6.4.1

defer Completion to a date falling not more than five Business Days after the date Completion would otherwise have occurred (so that the provisions of this Clause 6 shall apply to Completion as so deferred);

6.4.2	proceed to Completion so far as practicable having regard to the defaults which have occurred (and without limiting its rights under this Agreement); or
6.4.3

subject to Completion having been deferred at least once under Clause 6.4.1 by such Party, terminate this Agreement (subject to Clause 6.6 and other than the Surviving Provisions) by notice in writing to the other Party to this Agreement, it being understood that the right to terminate this Agreement under Clause 6.4.3 shall not be available to any Party who at such time is in breach of any of its Material Completion Obligations.

6.5	For the purposes of Clause 6.4, “Material Completion Obligations” shall mean

6.5.1	in the case of the Seller, the obligations set out in paragraphs 1(a)(i), 1(a)(ii) and 1(a)(vi) of Schedule 2; and
6.5.2	in the case of the Purchaser, the obligations set out in paragraph 2 of Schedule 2.
6.6

If this Agreement terminates in accordance with Clause 6.4.3, all of the provisions of this Agreement (save for the Surviving Provisions) shall lapse and cease to have effect (provided that neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any Party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation).

7	Warranties and undertakings

Seller’s Warranties

7.1	The Seller warrants to the Purchaser that as at the date of this Agreement:
7.1.1

the Shares comprise the whole of the allotted and issued share capital of the Company and all of the Shares are fully paid or credited as fully paid and there is no obligation to make further contributions on them, and the Shares and the Existing Shareholder Debt together comprise all of the interests of the Seller and its Affiliates in the Group;

7.1.2

it is the sole legal and beneficial owner of the Shares free from all Encumbrances (save for the Share Pledge which is to be released on Completion) and is entitled to sell and transfer the full legal and beneficial ownership of the Shares on the terms set out in this Agreement;

7.1.3

except as provided in this Agreement, there are no agreements or arrangements in force which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of any securities or loan capital (or rights or interests in them) of the Company (including by way of option or under any right of conversion or pre-emption);

7.1.4	the Company does not have any direct subsidiaries other than Priory Group UK 1 Limited;
7.1.5

this Agreement and each of the Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement will constitute valid and binding obligations of it in accordance with their respective terms;

7.1.6

the Seller and the Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement;

7.1.7

it has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations and has the power and authority required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect its ability to enter into and perform its obligations under this Agreement and/or any documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement;

7.1.8	entry into and performance by it of this Agreement and/or any documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement will not:
(a)	breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or
(b)	result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority,

where any such breach would adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement;

7.1.9

it is not, and the Company is not, insolvent or bankrupt under the laws of its jurisdiction of incorporation or is unable to pay its debts as they fall due and it has not, and the Company has not, proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them;

7.1.10

there are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Seller or the Company and no events have occurred which would justify such proceedings;

7.1.11	no steps have been taken to enforce any security over any of the Seller’s or the Company’s assets and no event has occurred to give the right to enforce such security;
7.1.12

so far as the Seller is aware, it is not, and the Company is not, subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or is likely to, prevent it or the Company from entering into this Agreement and/or any Transaction Documents which are to be entered into by it or the Company pursuant to or otherwise in connection with this Agreement or to perform its or the Company’s obligations under such documents; and

7.1.13	the Shares are not registered on a UK register or a register that is kept in the UK.
7.2

The Seller’s Warranties set out in Clause 7.1 shall be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing as if references in those Seller’s Warranties to the date of this Agreement were references to the Completion Date.

7.3

The Seller further warrants to the Purchaser that, so far as the Seller is aware and subject to the limitations set out in Part C of Schedule 6, the Additional Seller Warranties are true, accurate and not misleading as at the date of this Agreement. For the purposes of this Clause 7.3 and Schedule 6, the Seller’s knowledge or awareness shall mean the actual knowledge or awareness of David Duckworth and Anita Aluotto. Each of the Additional Seller Warranties set out in the paragraphs and sub-paragraphs of Schedule 6 is separate and independent and the Purchaser shall have a separate claim and right of action in respect of every breach of each Additional Seller Warranty.

7.4	The Purchaser acknowledges and agrees that:

7.4.1

no other statement, promise or forecast made by or on behalf of the Seller or its Affiliates or any Group Company may form the basis of any claim by the Purchaser or any other member of the Purchaser’s Group in connection with the Transaction; and

7.4.2

the Seller does not make any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchaser, any member of the Purchaser’s Group or to its or their advisers prior to the date of this Agreement (including any documents contained in the Data Room).

Purchaser’s Warranties

7.5	The Purchaser warrants to the Seller that as at the date of this Agreement:
7.5.1

this Agreement and each of the Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement will constitute valid and binding obligations of it in accordance with their respective terms;

7.5.2	it is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement;
7.5.3

it has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect its ability to enter into and perform its obligations under this Agreement and/or any documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement;

7.5.4	entry into and performance by it of this Agreement and/or any documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement will not:
(a)	breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or
(b)	result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority,

where any such breach would adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement;

7.5.5

it is not insolvent or bankrupt under the laws of its jurisdiction of incorporation, is not unable to pay its debts as they fall due and has not proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them;

7.5.6

there are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser and no events have occurred which would justify such proceedings;

7.5.7	no steps have been taken to enforce any security over any assets of the Purchaser and no event has occurred to give the right to enforce such security;

7.5.8

so far as it is aware, it is not subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or is likely to prevent it from entering into this Agreement and/or any Transaction Documents which are to be entered into by it pursuant to or otherwise in connection with this Agreement or to perform its obligations under such documents;

7.5.9	it will not be required to make any withholding or deduction on account of Tax imposed by the UK from any payment of the Consideration; and
7.5.10

the Purchaser has available committed loan facilities and received a duly executed facilities agreement for debt facilities which have been disclosed and made available to the Seller on or prior to the date of this Agreement (the “Purchaser Debt Documents”) (and the Purchaser Debt Documents at such time, together with the Equity Commitment Letters, the “Purchaser Financing Documents”) and which involve no pre-conditions other than as expressly set out in the Purchaser Financing Documents, and the Purchaser Financing Documents will at Completion provide, in immediately available funds (the “Funds”) the necessary cash resources (after deducting any fees and/or other costs, including VAT and any other Tax payable at Completion from such resources) to satisfy the Purchaser’s payment obligations under Clause 6.2 and as set out in Schedule 2. The Purchaser Financing Documents do not terminate before, and the funding under the Purchaser Financing Documents will remain available until and including, Completion.

7.6

The Purchaser’s Warranties set out in Clause 7.5 shall be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing as if references in the Purchaser’s Warranties to the date of this Agreement were references to the Completion Date.

7.7

The Purchaser undertakes upon and prior to Completion not to: (a) change, amend, assign or otherwise modify or terminate any of the Purchaser Financing Documents; (b) agree to the waiver of any rights thereunder, except with respect to (a) and (b) and in relation to Purchaser Debt Documents only, to the extent such change, amendment, assignment, modification, termination or waiver in respect of the Purchaser Debt Documents would not adversely affect the ability of the Purchaser to meet its payment obligations under Clause 6.2 and as set out in Schedule 2; (c) cancel or reduce any commitments thereunder; or (d) use the Funds for any purpose other than for the financing of its payment obligations under Clause 6.2 and as set out in Schedule 2, without the prior written consent of the Seller (not to be unreasonably withheld or delayed).

7.8

The Purchaser acknowledges and agrees that, in the absence of fraud or fraudulent misrepresentation by such person, and except for any claims or rights that it may have against the Warrantors (as defined in the Management Warranty Deed) under the Management Warranty Deed or the Disclosure Letter, the Purchaser has no rights against and may not make any claim against any employee, director, agent, officer or (except to the extent such adviser has entered into a reliance letter with the Purchaser) adviser of the Seller or any of its Affiliates on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document, and each and every such person shall be entitled to enforce this Clause 8.8 under the Contracts (Rights of Third Parties) Act 1999.

7.9

The Purchaser will (and shall procure that each other member of the Purchaser’s Group that is party to the Purchaser Financing Documents will) comply with all its rights and obligations under the Purchaser Financing Documents and undertakes to the Seller that it will:

7.9.1

take, and procure that each other member of the Purchaser’s Group shall take, all actions required and available to it under the relevant Purchaser Financing Documents to draw down the Funds (including to procure the satisfaction of all necessary conditions to draw down the Funds under the Purchaser Financing Documents and to prevent the happening of any default, event of default or other circumstance which could result in the Funds not being available to draw down) enabling it to satisfy its payment obligations under Clause 6.2 and as set out in Schedule 2; and

7.9.2	not, and will procure that no other member of the Purchaser’s Group shall, take any action or fail to take any action which could reasonably be expected to:
(a)	result in the Funds or any part of the Funds not being available when required at the Completion Date; or
(b)	prejudice the ability of the Purchaser to draw down the Funds in order to satisfy its payment obligations under Clause 6.2 and as set out in Schedule 2.
7.10

If the Purchaser becomes aware of any fact, matter or circumstance that may directly or indirectly impede the Purchaser from drawing down such amounts under the terms of the Purchaser Financing Documents as are necessary to enable the Purchaser to satisfy its payment obligations under Clause 6.2 and as set out in Schedule 2, the Purchaser shall promptly notify the Seller in writing of that fact, matter or circumstance. For the avoidance of doubt, the occurrence of any such fact, matter or circumstance shall not discharge the Purchaser from its obligations under Clause 6.2 and as set out in Schedule 2.

7.11

Notwithstanding any other provision of this Agreement, the Purchaser shall cease to have any liability or obligation under Clause 7.5.10 or Clauses 7.6 to 7.10 (inclusive) following the satisfaction of its payment obligations under Clause 6.2 and as set out in Schedule 2 and Completion occurring.

8	Limitation of liability

Monetary limits

8.1	The aggregate liability of the Seller in respect of any and all Seller Claims shall be limited to, and shall in no event exceed:
8.1.1

in the event that Completion does not occur, an amount equal to the higher of (i) the Initial Consideration and (ii) the amount of the Consideration that is paid to the Seller on the Completion Date; and

8.1.2	in the event that Completion does occur, an amount equal to the Consideration that is paid on the Completion Date.

For the avoidance of doubt, no such limitations shall apply in respect of any Leakage Claim.

Notice of claims

8.2

The Seller shall not be liable in respect of any Seller Claim and the Purchaser shall not be liable in respect of any Purchaser Claim unless written notice of such Seller Claim or such Purchaser Claim (as applicable) is given to the Seller (in the case of a Seller Claim) or to the Purchaser (in the case of a Purchaser Claim) on or before the date falling four years after (and excluding) the date of the Completion Date, specifying, in such detail as is reasonably available to the claiming person at the time, the legal and factual basis of such Seller Claim or such Purchaser Claim (as applicable) and, on a without prejudice basis, the amount claimed (provided that failure to provide such detail shall not invalidate notice).

8.3

Where a breach giving rise to a Seller Claim or a Purchaser Claim is capable of remedy, the claiming person shall not be entitled to make any claim (whether for damages or otherwise) in respect of such breach if the breach is remedied (at no cost or loss to the claiming person and such that the claiming person is made whole for, or does not suffer, any loss as a result of such breach) within 30 Business Days after notice of the Seller Claim or Purchaser Claim (as applicable) is given under Clause 8.2.

8.4

Any Seller Claim, Leakage Claim or Purchaser Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn six months after notice is given pursuant to Clause 8.2 (in the case of a Seller Claim or a Purchaser Claim) or Clause 4.3 and Clause 4.4 (in respect of a Leakage Claim), respectively, unless legal proceedings in respect of it have been commenced by both being issued and served.

8.5

No new Seller Claim,  Leakage Claim or Purchaser Claim (as applicable) may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Seller Claim, Leakage Claim or Purchaser Claim unless the claiming person becomes aware of new facts, matters, events or circumstances which are relevant to the Seller Claim, Leakage Claim or Purchaser Claim (as applicable) following such withdrawal.

8.6

The Seller shall not be liable in respect of any Seller Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

8.6.1

after Completion, by the Purchaser or any Affiliate of the Purchaser (or its or their respective directors, employees, agents or successors in title) outside the ordinary course of business of a Group Company as at Completion;

8.6.2	before Completion, by the Seller, any Affiliate of the Seller or any Group Company acting at the written request of the Purchaser or any Affiliate of the Purchaser; or
8.6.3	pursuant to and in compliance with this Agreement or any other Transaction Documents.

Information memorandum

8.7

The Purchaser acknowledges that the Information Memorandum was provided to it on the basis that neither the Seller nor any of their advisers makes any representation or warranty as to the accuracy or completeness of such information or accepts any duty of care to the Purchaser in respect of the provision of such information.

No right of rescission

8.8

Except pursuant to the express rights of termination as set out in this Agreement, the Purchaser is not entitled to rescind this Agreement or treat this Agreement as terminated by reason of any breach of this Agreement or circumstances giving rise to any Seller Claim, and the Purchaser hereby waives any and all rights of rescission it may have in respect of any such matter.

Fraud

8.9

None of the limitations contained in this Clause 8 shall apply to any Seller Claim, Leakage Claim or Purchaser Claim that arises or is increased, or is delayed, as a result of fraud or fraudulent misrepresentation.

9	Post-Completion matters

Post-Completion undertakings

9.1

The Purchaser acknowledges that the Seller may need access, from time to time, after Completion, for the purpose of complying with any bona fide Tax or accounting compliance and/or Tax or accounting reporting obligations (including, for the avoidance of doubt, any Tax Return preparation and filing) of the Seller or for the prosecution or settlement of any Tax Claim of the Seller (including, for the avoidance of doubt, with respect to US federal income Tax matters), to certain accounting and Tax records and information (including Tax Returns) pertaining to events occurring prior to or on Completion or in respect of the Transaction and agrees that the Purchaser shall and shall cause each Group Company to:

9.1.1	properly retain and maintain all relevant records until the earlier of:
(a)	ten years after the Completion Date;
(b)	such time as the Seller agrees that such retention and maintenance is no longer necessary; and
(c)

the date on which the Purchaser or any Group Company consummates an arm’s length sale of any part of the Business to which such records and information relate to a third party purchaser (whether such sale is consummated by way of a sale of the Shares or a sale of any business or assets of the Group as a going concern);

9.1.2

upon being given reasonable notice by the Seller and subject to the Seller giving any confidentiality undertaking reasonably required by the Purchaser, allow the Seller and its officers, employees, agents, auditors and representatives, at the Seller’s cost to:

(a)	inspect, review and make copies of such records and information for that purpose; and
(b)

have reasonable access, as soon as reasonably practicable but in any event within 10 Business Days of request, to any employee, officer, adviser or premises of any Group Company during Normal Business Hours; and

9.1.3

provide such other reasonable assistance and information as may reasonably be requested by the Seller to the extent reasonably necessary in order to comply with any bona fide Tax compliance, and/or Tax reporting obligations (including Tax Return preparation and filing and the prosecution or settlement of any Tax Claim of the Seller) of the Seller, at the expense of the Seller.

9.2

The Seller undertakes (in the event that a claim is made against it in connection with the Transaction) not to make a claim against any Group Company or any person who was at any time prior to Completion an employee, consultant, officer or director of any Group Company (a “Released Person”) on whom the Seller may have relied in negotiating any Transaction Document, except in the case of fraud or fraudulent misrepresentation by such Group Company or Released Person. The Seller shall, to the fullest extent permitted in accordance with applicable laws, waive, release and discharge each Group Company and each Released Person from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities in connection with the Transaction which the Seller has or may at any time have had against any Group Company and/or Released Person.

9.3

For six years from the Completion Date (or for such shorter period as the Purchaser is able to control the relevant Group Company), the Purchaser shall ensure that any indemnity and/or immunity provisions contained in the memorandum and articles of association (or similar constitutional documents) of each Group Company of which David Duckworth, Anita Aluotto, Christopher Howard and Debra Osteen (each, an “Acadia Released Person”) was an employee, officers or director immediately prior to Completion are not (except as may be required by applicable law) amended, repealed or modified in any manner that would affect adversely the existing rights of any Acadia Released Person.

9.4

As a separate undertaking to the undertaking set out in Clause 9.2, the Seller confirms that at Completion it will have no claim or right of action (whether in respect of any breach of contract, monies due to it or on any account whatsoever) against any Group Company or any Released Person, and undertakes not to make a claim against any Group Company or any Released Person except in the case of (i) a contravention by any Group Company or Released Person against any express instruction given by the Seller pre-Completion, where such contravention results in a breach of the pre-completion undertakings set out in Clause 5.1 and Schedule 1; and/or (ii) fraud or fraudulent misrepresentation by such Group Company or Released Person. The Seller shall, to the fullest extent permitted in accordance with applicable laws, waive, release, and discharge each Group Company and each Released Person from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities which the Seller has or may at any time have had against any Group Company or any Released Person.

9.5

For six years from the Completion Date, the Purchaser shall ensure that each Group Company (for so long as it remains part of the Purchaser’s Group) maintains in force such “run-off” directors’ and officers’ liability insurance policies as will enable each Acadia Released Person who benefited from director’s and officers’ liability insurance policies as at the date of this Agreement to make claims arising out of any matter, cause or event occurring on or before the Completion Date (a “Pre-Completion Event”) under those policies on terms and conditions that are, on the whole, no less advantageous to the Acadia Released Person than the directors’ and officers’ liability insurance policies maintained by the Group Companies as at the date of this Agreement. The Purchaser shall not be deemed to be in breach of this Clause 9.4 if such “run off” directors’ and officers’ liability insurance is not maintained by the Purchaser if such insurance policy is not readily available in the market.

9.6

The provisions of Clauses 9.2 to 9.3 (inclusive) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Group Company or any Released Person may have at law, by contract or otherwise.

9.7

The Purchaser shall use reasonable endeavours to recover or to procure that the relevant Group Company recovers as input VAT any amount in respect of VAT incurred in respect of Disclosed Seller Transaction Costs and any Leakage (including the Notified Leakage Amount) after Completion.

9.8	The Purchaser shall pay to the Seller (so far as possible as an adjustment to purchase price):
9.8.1

any VAT recovered by a Group Company (or by the representative member of any group for VAT purposes of which the relevant Group Company is a member after Completion) in respect of Disclosed Seller Transaction Costs and any Leakage (including the Notified Leakage Amount) within 10 Business Days of receipt of such VAT in money or money’s worth (and if such VAT has not been recovered in money or money’s worth within 12 months following Completion, the Purchaser shall have no further obligations to the Seller under this Clause 9.8.1); and

9.8.2

the amount by which a Tax liability of a Group Company is actually reduced in money or money’s worth as a result of a utilisation of any Relief that arises as a result of Disclosed Seller Transaction Costs and any Leakage (including the Notified Leakage Amount), provided that, if no such reduction in a Tax liability has been realised in money or money’s worth within 24 months following Completion, the Purchaser shall have no further obligations to the Seller under this Clause 9.8.2.

10	Payments

General provisions about payments

10.1

Subject to paragraph 2 of Schedule 2, any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser’s Group) to the Seller shall be made to the Seller’s Account or such other account as is notified by the Seller in writing in accordance with Clause 12.

10.2

Any payment to be made pursuant to this Agreement by the Seller to the Purchaser shall be made to the Purchaser’s Account or such other account as is notified by the Purchaser in writing in accordance with Clause 12.

10.3

Payments under Clauses 10.1 and 10.2 shall be in immediately available funds by electronic transfer on the due date for payment. Payment of the amount due shall be a good, valid and effective discharge of the relevant payment obligation and the paying Party shall not be concerned with the application of any such payment.

10.4

If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

10.5

Save as expressly provided for in this Agreement, each Party waives and relinquishes any right of set-off or counterclaim, deduction or retention which it might otherwise have out of any payments which it may be obliged to make (or procure to be made) to any other Party pursuant to this Agreement, any other Transaction Document or otherwise.

11	Announcements and confidentiality

Announcements

11.1

No Party (nor any of its respective Affiliates) to this Agreement shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the Seller and the Purchaser (in each case, such approval not to be unreasonably withheld or delayed) except that the Seller and the Purchaser shall be entitled to refer to the existence and/or subject matter of this Agreement (or any other Transaction Document) in marketing literature issued or circulated by or on behalf of the Seller, the Purchaser or any of their respective Affiliates or investors.

11.2	The restriction in Clause 11.1 shall not apply:

11.2.1	to the press announcement(s) to be issued by the Seller and/or the Purchaser (or any investor in the Purchaser) in the Agreed Form (the “Press Announcement”);
11.2.2	to the form 8-K to be filed by the Seller in the Agreed Form; and
11.2.3	subject to Clauses 11.3 to 11.6:
(a)	to any communications made by or on behalf of any Group Company after Completion to any client and/or employees of such Group Company;
(b)

to any communications made by or on behalf of Waterland, or any of its group undertakings, to any actual, prospective, direct or indirect investor in funds or other investment vehicles managed or advised by Waterland or any of its group undertakings, subject to the recipient keeping such information confidential; or

(c)	to any communications made by or on behalf of MPT to any of MPT’s group undertakings, subject to the recipient keeping such information confidential.

Confidentiality

11.3

The Confidentiality Agreement shall terminate on execution of this Agreement, except for any non-solicitation undertakings in the Confidentiality Agreement which shall terminate on Completion, in each case without prejudice to any rights, liabilities or obligations that have accrued prior to termination.

11.4

The Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except:

11.4.1	as permitted by Clause 11.5; or
11.4.2	with the prior written approval of (in the case of the Purchaser disclosing) the Seller or (in the case of the Seller disclosing) the Purchaser.
11.5	Clause 11.4 shall not prevent disclosure by a Party or its Representatives to the extent it can demonstrate that:
11.5.1

disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (provided that, unless the disclosure forms part of regular and ongoing obligations not specifically related to a Group Company the disclosing Party shall (to the extent permitted by law) first inform (in the case of the Purchaser disclosing) the Seller and (in the case of the Seller disclosing) the Purchaser of its intention to disclose such Confidential Information and take into account the reasonable comments of (in the case of the Purchaser disclosing) the Seller and (in the case of the Seller disclosing) the Purchaser);

11.5.2

disclosure is to a Taxation Authority or Tax or other professional adviser in circumstances where such disclosure is reasonably necessary for the management of the Tax, legal or accounting affairs of any member of the Seller’s Group, any member of the Purchaser’s Group, or any of their respective Affiliates and, to the extent legally permissible and unless a statutory obligation of confidentiality applies, shall be made subject to a reasonable obligation of confidentiality;

11.5.3

disclosure is of Confidential Information (save for, in relation to the Seller, Confidential Information relating to the Group Companies or the Business) which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

11.5.4	disclosure is of Confidential Information which has previously become publicly available other than through that Party’s fault (or that of its Representatives);
11.5.5	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document);
11.5.6

such disclosure is made on a confidential basis to lending banks or other funding parties or prospective funding (whether debt or equity) parties of the Purchaser (including, without limitation, any affiliates, employees, officers, advisers and agents thereof), in each case, provided that the actual or prospective funding by such lending bank, funding party or prospective funding party, is being provided or proposed in relation to the Transaction (or any financing thereof) and such disclosure is made in relation thereto;

11.5.7

such disclosure is made to any rating agencies limited to that required for such rating agency to carry out any rating functions in connection with the Purchaser’s financing arrangements and, to the extent legally permissible, shall be made subject to a reasonable obligation of confidentiality;

11.5.8	in the case of the Purchaser, such disclosure is made to:
(a)	any member of the Purchaser’s Group and each of their directors, officers, partners, consultants, members or employees; or
(b)

any direct or indirect investors or prospective investors in any member of the Purchaser’s Group, MPT or any of their respective Affiliates or their respective investors, together with their respective directors, officers, advisers, managers or agents, provided that in each case such information is disclosed on a confidential basis.

11.6

Each of the Seller and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to its Representatives if it is reasonably required for purposes connected with this Agreement or the other Transaction Documents and only if the Representatives are informed of the confidential nature of the Confidential Information and undertake to the disclosing party to keep such Confidential Information confidential.

12	Notices

Service of notices

12.1

Any notice to be given under this Agreement must be in English and in writing, and may be served by hand, by first class post or airmail (pre-paid and signed for in each case) or by email to the address or email address (as applicable) given below, or to such other address or email address as may have been notified by any Party to the other Parties for this purpose (which shall supersede the previous address or email address (as applicable) from the date on which notice of the new address is deemed to be served under this Clause 12).

The Seller:
For the attention of:	Chris Howard, General Counsel
Address:	6100 Tower Circle, Suite 1000, Franklin, Tennessee 37067, USA
Email Address:	chris.howard@acadiahealthcare.com
Copy to:	Seller’s Solicitors, for the attention of David Feirstein and Adrian Maguire (david.feirstein@kirkland.com and adrian.maguire@kirkland.com)

Purchaser:
For the attention of:	Judy Martins
Address:	Brediusweg 31, 1401 AB Bussum, The Netherlands Chamber of Commerce 32074547
Email address:	martins@waterland.nu
Copies to:

Macfarlanes LLP, 20 Cursitor St, Holborn, London EC4A 1LT, for the attention of Peter Baldwin and Stephen Pike (with email copies to peter.baldwin@macfarlanes.com and stephen.pike@macfarlanes.com)

and

Hengeler Mueller, Behrenstrasse 4210117, Berlin,

Germany, for the attention of: Alexander Nolte (with an email copy to alexander.nolte@hengeler.com)

12.2	Any notice served in accordance with Clause 12.1 shall be deemed to have been received:
12.2.1	if delivered by hand, at the time of delivery;
12.2.2	if sent by first class post, at 9.30 am on the second day after (and excluding) the date of posting;
12.2.3	if sent by airmail, at 9.30 am on the fifth day after (and excluding) the date of posting; or
12.2.4	if sent by email, at the time of transmission by the sender,

provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours.

12.3

For the purposes of Clause 12.2, “Normal Business Hours” means 9.00 am to 5.30 pm local time in the place of receipt on any day which is not a Saturday, Sunday or public holiday in that location. In the case of service on any Party by email, the place of receipt shall be deemed to be the address specified for service on that Party by post.

12.4

In proving receipt of any notice served in accordance with Clause 12.1, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for first class or airmail letter, or that the email was sent to the correct email address.

12.5	This Clause 12 shall not apply to the service of any proceedings or other documents in any legal action.
13	Limited recourse

Recourse to Related Persons

13.1

Notwithstanding anything that may be expressed or implied in this Agreement, the Purchaser acknowledges and agrees that, except in the case of fraud or fraudulent misrepresentation, and except for any rights or claims against the Warrantors (as defined in the Management Warranty Deed) under the Management Warranty Deed:

13.1.1

no recourse under this Agreement or under any documents, instruments or oral or written statements delivered in connection herewith may be had against any officer, employee or agent of the Seller, any direct or indirect holder of any equity interests or securities of the Seller (whether such holder is a limited or general partner, member, shareholder or otherwise), any Affiliate of the Seller, or any direct or indirect director, officer, employee, partner, Affiliate, member, agent, adviser, controlling person or representative of any of the foregoing (each such person or entity, a “Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding (including, for the avoidance of doubt, through attempted piercing of the corporate, limited partnership or limited liability company veil or any insolvency proceeding), or by virtue of any statute, regulation or other applicable law; and

13.1.2

no liability whatsoever will attach to, be imposed on or otherwise be incurred by any Related Person under this Agreement or any documents or instruments delivered in connection herewith or with the transactions contemplated by this Agreement or for any claim based on, in respect of or by reason of such obligations or by their creation notwithstanding that the Seller may be a partnership, limited partnership or limited liability company.

14	General

Further assurances

14.1

On request by any Party, each Party shall, as soon as reasonably practicable at its own cost and insofar as it is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting Party) as the requesting Party may reasonably consider necessary or appropriate to carry this Agreement into effect and to give the requesting Party the full benefit of it.

Termination

14.2	If this Agreement is terminated pursuant to Clause 6.4.3 the Parties shall have no further obligations under this Agreement, provided that:
14.2.1	the Surviving Provisions shall survive termination; and
14.2.2

(for the avoidance of doubt) termination shall be without prejudice to any rights, liabilities or obligations that have accrued prior to termination, or to any other rights or remedies available under this Agreement or at law.

14.3	Save for the termination provision set out in Clause 6.4.3, no Party is entitled to terminate this Agreement.

Withholding, Transfer Taxes and VAT

14.4

All sums payable under this Agreement or any of the Transaction Documents or for breach of any of the provisions of this Agreement or any of the Transaction Documents shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or any relevant Transaction Document or as required by applicable law.

14.5

If any deductions or withholdings are required by law to be made from any payment (other than a payment of interest or a payment of the Consideration, or any repayment of the Consideration) made under this Agreement to a Party to this Agreement (the “Payee Party”) by the other Party to this Agreement (the “Paying Party”) then the Paying Party shall be obliged to pay the Payee Party such amount as will, after the deduction or withholding has been made, leave the Payee Party with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding; provided that this Clause 14.5 shall not apply to any payments made by the Seller to an assignee of the Purchaser pursuant to an assignment made pursuant to Clause 14.11.

14.6

Any sum payable under or pursuant to this Agreement is exclusive of any applicable VAT. If any supply is treated as made for VAT purposes by any Party under or pursuant to this Agreement, and such Party is required to account for VAT in respect of that supply, the Party receiving or paying for such supply shall, subject to the receipt of a valid VAT invoice, pay to the Party making such supply (in addition to any other consideration for that supply) an amount equal to such VAT. Such payment shall be made on demand or, if later, at the same time as any such consideration is payable.

14.7

If any Party (the “VAT Paying Party”) is required by this Agreement to reimburse or indemnify another person (the “VAT Payee Party”) for any amounts, the VAT Paying Party shall also reimburse or indemnify the VAT Payee Party for any VAT incurred by the VAT Payee Party (or the representative member of any group for VAT purposes of which the VAT Payee Party is a member) in respect of those amounts, except for any VAT which is recoverable as input tax by the VAT Payee Party (or its Affiliate) or by the representative member of any group for VAT purposes of which the VAT Payee Party is a member.

14.8

The Purchaser shall bear all stamp duties, stamp duty reserve tax, stamp duty land tax, notarial fees, sales Taxes, transfer Taxes or other similar Taxes (each a “Transfer Tax”) payable as a result of the entry into this Agreement or the transactions contemplated by this Agreement, and shall be responsible for arranging the payment of any such Transfer Tax and filing any Tax Returns with respect to such Transfer Tax and any costs associated therewith.

Costs

14.9

Except for any Permitted Leakage and the Disclosed Seller Transaction Costs and unless expressly provided otherwise in this Agreement, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and implementation of the Transaction Documents, but this Clause 14.9 shall not prejudice any Party’s right to seek to recover costs in any litigation or other dispute resolution procedure arising in connection with any Transaction Document.

Assignment

14.10

Subject to Clause 14.11, no Party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the Purchaser and the Seller.

14.11	Subject to Clause 14.13, this Agreement and all or any of the benefits arising under it may be assigned or charged in whole or in part by the Purchaser:
14.11.1

to the Purchaser’s Group’s financial lenders or banks or other creditors or any member of their groups (including funds) or any security agent or trustee acting on their behalf as security agent, in each case for any financing or refinancing in respect of the Transaction (including any additional facilities, notes, bonds and hedging made available in connection with such financing or refinancing) and such benefit may further be assigned to any other financial institution or other creditors by way of security for the borrowings of the Purchaser’s Group resulting from any refinancing of the borrowings made under such financing or refinancing or to any person entitled to enforce such security or to any transferee under a valid enforcement of such security; or

14.11.2

to any member of the Purchaser’s Group, any acquirer of any of the Properties (whether directly by way of asset acquisition or indirectly by way of a share acquisition) or any acquirer of any Group Company, provided that, where such assignee is a member of the Purchaser’s Group that subsequently ceases to be a member of the Purchaser’s Group (but excluding in circumstances where the assignee is acquired by MPT or any of its group undertakings for the purposes of a sale and leaseback arrangement), the Purchaser shall procure that prior to its ceasing to be so, such assignee reassigns to the Purchaser or (upon giving further notice to the Seller) to another member of the Purchaser’s Group, so much of the rights and benefits under this Agreement as have been assigned to it.

14.12

As soon as practicable after any assignment in accordance with Clause 14.11, the Purchaser shall procure that the Party that has assigned its rights will give written notice of the assignment to the Seller.

14.13

In the case of an assignment pursuant to Clause 14.11, the liability of any Party to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the assigning Party.

14.14	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in any manner that is not permitted by Clause 14.11 is ineffective.

Variation

14.15	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the Seller and the Purchaser.

Rights of third Parties

14.16	By reason of the Contracts (Rights of Third Parties) Act 1999:
14.16.1	each employee, director, agent, officer or adviser of the Seller or any of its Affiliates shall have the right to enforce the relevant terms of Clause 7.8 and this Clause 14.16;
14.16.2	each Party’s Related Persons shall have the right to enforce the relevant terms of Clause 13.1, this Clause 14.16 and Clause 14.20;

14.16.3

the Released Persons (including the Acadia Released Persons) shall have the right to enforce the terms of Clauses 9.2 to 9.6 (inclusive) and this Clause 14.16 (but, for the avoidance of doubt, those Released Persons (including the Acadia Released Persons) shall not have the right to assign their rights thereunder without the prior written consent of the Purchaser); and

14.16.4

each relevant Group Company shall, with the prior written consent of the Purchaser, have the right to enforce Clauses 9.2 to 9.6 (inclusive) and this Clause 14.16 (but, for the avoidance of doubt, those Group Companies shall not have the right to assign their rights thereunder without the prior written consent of the Purchaser), in each case subject to Clause 14.17.

14.17	The rights set out in Clause 14.16 are subject to:
14.17.1

the rights of the Parties to amend or vary this Agreement without the consent of any Related Person, Released Person (including the Acadia Released Persons) or Group Company or any director, officer, employee, agent, adviser and representative of the Group Companies (in each case, except in its capacity as a Party to this Agreement); and

14.17.2	the other terms and conditions of this Agreement.
14.18	Except as provided in Clause 14.16, a person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

Entire agreement

14.19

This Agreement and the Transaction Documents constitute the whole agreement between the Parties relating to the Transaction to the exclusion of any terms implied in law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to the Transaction.

14.20	Each Party agrees and acknowledges that:
14.20.1	it is entering into the Transaction Documents in reliance solely on the statements made or incorporated in them;
14.20.2

no Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other Party (or any of its Related Persons) in relation to the Transaction, which is not expressly set out in this Agreement or any other Transaction Document;

14.20.3

any terms or conditions implied by law in any jurisdiction in relation to the Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

14.20.4

the only right or remedy of a Party in relation to any provision of this Agreement or any other Transaction Document shall (save as otherwise specified in this Agreement or such other Transaction Document) be for breach of this Agreement or the relevant Transaction Document or under any applicable insurance policy;

14.20.5

except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party (or any of its Related Persons or advisers) shall owe any duty of care or have any liability in contract, in tort, under the Misrepresentation Act 1967 or otherwise to the other Parties (or their respective Related Persons or advisers) in relation to the Transaction (except to the extent that a reliance letter has been entered into between any such persons);

14.20.6

it is not entering into this Agreement in consequence of or in reliance on any unlawful communication as defined in section 30(1) of the Financial Services and Markets Act 2000 made by any other Party or any Party’s professional advisers; and

14.20.7

except as expressly provided in this Agreement and the other Transaction Documents, it is entering into this Agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers, provided that this Clause 14.20 shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation. Each Party agrees to the terms of this Clause 14.20 on its own behalf and as agent for each of its Related Persons and advisers.

Inconsistency

14.21	If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties to this Agreement) unless the Parties to this Agreement:
14.21.1	are also Parties to that other agreement and such other agreement expressly states that it overrides this Agreement in the relevant respect; or
14.21.2	expressly agree in writing that such other agreement shall override this Agreement in that respect.
14.22

To the extent permitted by law, where any provision of this Agreement conflicts with the Articles, or any articles of association of any Group Company, the Seller undertakes to exercise its voting rights in respect of such Group Company to procure that the Articles, or the articles of association of the relevant Group Company (as applicable), are amended so as to ensure that they are consistent with the terms of this Agreement.

Remedies

14.23

The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

Waiver

14.24

Any waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the person granting the waiver, and no waiver or election shall be inferred from a Party’s conduct.

14.25	Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.
14.26	Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.
14.27

Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

Severance

14.28

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

Counterparts and duplicates

14.29

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts, but shall not be effective until each Party has executed and delivered at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement. If this Agreement is executed in duplicate, each duplicate constitutes an original. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

Governing law

14.30

This Agreement and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Agreement) are governed by and shall be construed in accordance with English law.

Jurisdiction

14.31

The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Agreement or the negotiation of the transaction contemplated by this Agreement).

Agent for service of process

14.32

At the date of this Agreement the Seller has appointed The Vistra Trust Company of Suite 1, 3rd Floor, 11-12 St James’s Square, London SW1& 4LB as its process agent to receive on its behalf service of any proceedings in respect of any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (the “Process Agent”) in England. If such person ceases to be able to act as the Process Agent or no longer has an address in England, the Seller shall immediately appoint a replacement Process Agent and deliver to the Purchaser a notice setting out the new Process Agent’s name and address together with a copy of the new Process Agent’s acceptance of its appointment.
14.33	Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

Schedule 1
Pre-Completion undertakings

Part A Conduct of the Group Companies pre-Completion

1.

From the date of this Agreement until Completion, in each case subject to all applicable legal and regulatory requirements, the Seller shall procure that (unless otherwise permitted by paragraph 3 below):

(a)	the affairs of the Group Companies are conducted in the ordinary course of business, consistent with past practice so as to maintain the goodwill of the Business;
(b)	the Properties are operated in accordance with applicable law in all material respects in a manner that is consistent with the past practice of the Group;
(c)	no Group Company:
(i)

shall terminate any policies of insurance of a Group Company or the policies of insurance in which any of them have an interest as at the date of this Agreement, and shall maintain such policies in full force and effect, and shall not intentionally do or omit to do anything the doing or omission of which would be reasonably likely to  make any of such policies void or voidable;

(ii)	enters into any debt arrangements with the Seller or its Affiliates or increases the Existing Shareholder Debt other than the accrual of interest in accordance with its terms;
(iii)	allots, issues, redeems or purchases, converts or agrees to allot, issue, redeem, purchase or convert any securities or loan capital other than from one Group Company to another Group Company;
(iv)

grants any right to subscribe for any share or loan capital other than from one Group Company to another Group Company, or grants or offers any option, or enters into any agreement to allot securities convertible into the share capital of any Group Company;

(v)	declares, makes or pays any dividend or other distribution other than from one Group Company to another Group Company;
(vi)

creates any Encumbrance over the Shares or the shares, securities, loan capital or assets of any Group Company (other than Encumbrances arising in the ordinary course of business or by operation of law);

(vii)	transfers, or approves the transfer of, shares, securities, partnership interests or membership rights (as applicable) in any Group Company;
(viii)	acquires any shares, membership rights or other securities issued by any other person; and
(ix)	dissolves or enters into any plan of liquidation or dissolution or similar proceedings;
2.

From the date of this Agreement until Completion, in each case subject to all applicable legal and regulatory requirements, the Seller shall use reasonable endeavours to procure that (unless otherwise permitted by paragraph 3 below):

(a)	no Group Company:
(i)

intentionally does or omits to do anything the doing or omission of which would be reasonably likely to (a) entitle any of the insurers under any policies of insurance of a Group Company to refuse cover in relation to any claim (either in whole or in part); or (b) result in an increase in the premium payable under such policies;

(ii)

voluntarily closes, suspends or ceases operating from any of the Properties (other than the Closed Properties) on a temporary or permanent basis (and, for the avoidance of doubt, this paragraph 2(a)(ii) shall not apply to any closures, suspensions or cessation to operate (a) where such voluntary suspension is in relation to admissions on a temporary basis only; and (b) which are required pursuant to law, regulation, decrees, orders or other instructions from any Governmental Entity);

(iii)	grants, accepts, surrenders, or varies any lease or other interest in respect of any of the Properties;
(iv)

removes or procures the removal of any material plant, machinery or operating apparatus from any of the Properties other than in the ordinary course of allocating furniture or fittings between sites or where such removal would not materially impact on the ability of the relevant site to deliver services;

(v)	shall do or omit to do anything which would be reasonably likely to result in a material breach of any construction obligation(s) in relation to the Closed Properties;
(vi)

shall waive, vary or release any construction obligation in relation to the Closed Properties that would be reasonably likely to result in a delay to the timeframe within which any Closed Property is anticipated to re-open as specified;

(vii)	disposes of or charges, or enters into any agreement to dispose of or charge any of the Properties;
(viii)	materially changes the use of any of the Properties (other than as required by applicable law or regulation);
(ix)

carries out any material alteration or addition to any of the Properties with a value in excess of GBP 500,000 or makes any capital expenditure on or in the Properties with a value in excess of GBP 500,000, other than as disclosed to the Purchaser in the Group’s monthly cash flow forecast;

(x)

acquires or disposes of any assets, business or undertakings having a value in excess of GBP 500,000 or assumes or incurs liabilities, obligations or expenses (actual or contingent) in excess of GBP 500,000, other than in the ordinary course of business or as disclosed to the Purchaser in the Group’s monthly cash flow forecast;

(xi)

amends the terms of its borrowing or financial indebtedness or creates or incurs borrowing or financial indebtedness other than in the ordinary course of business where such amendment, creation or incurrence has a monetary value in excess of GBP 500,000;

(xii)

gives or enters into any guarantee or indemnity or other agreement to secure or incur financial or other obligations in relation to any person’s obligation or liability other than in the ordinary course of business;

(xiii)

amends or terminates a material contract (other than any material contract which terminates according to its terms or which is terminated or amended in the ordinary course of business consistent with past practice) (and a material contract for the purposes of this paragraph shall be any contract involving a total annual income of GBP 1,000,000 or a total annual expenditure of GBP 1,000,000) save where such amendment increases the number of beds being acquired by the relevant commissioner;

(xiv)

starts, settles or abandons any litigation, arbitration or other proceedings or makes any admission of liability in respect thereof with a value in excess of GBP 500,000, other than in respect of that Group Company’s debt collection practices undertaken in the ordinary course of business;

(xv)

save as required by law, increases the remuneration (including salary, pension contributions, bonuses, commissions and benefits in kind) of any director or employee who earns a base salary in excess of GBP 100,000 per annum, or provides or agrees to provide any gratuitous payment or benefit to any director or employee who earns a base salary in excess of GBP 100,000 per annum, or any of their dependants, other than as disclosed to the Purchaser in the Group’s budget for the financial year 2020;

(xvi)	engages any new employee on a base salary in excess of GBP 100,000 per annum or dismisses any employee earning a base salary of GBP 100,000 or more per annum (except for cause);
(xvii)	amends its constitutional documents or accounting reference date;
(xviii)

changes its residence for Tax purposes or establishes any branch or permanent establishment in any jurisdiction outside its jurisdiction of incorporation or the jurisdiction in which it is resident for Tax purposes (if different);

(xix)	changes in its accounting methods, principles or practices, except insofar as may be required by law and/or a change in the existing accounting standards;
(xx)

makes or changes any Tax election, changes an annual accounting period, files any amended Tax Return, enters into any closing agreement, waives or extends any statute of limitations with respect to Taxes, settles or compromises any Tax liability, claim or assessment, surrenders any right to claim a refund of Taxes or takes any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xxi)	incorporates or establishes any entity; or
(xxii)	enters into any agreement or arrangement (whether in writing or otherwise) to do any of the foregoing or allow or permit any of the foregoing to occur.
3.

Notwithstanding anything to the contrary in paragraph 1 of Part A of this Schedule 1 or any other provision of this Agreement or any other Transaction Document, no Seller or Group Company shall be prevented from, be required to obtain the Purchaser’s consent in relation to, or incur any liability as a result of, any act or omission:

(a)

approved by the Purchaser in writing given to the Seller, such approval not to be unreasonably withheld or delayed, provided that any request for consent under this Schedule 1 shall be directed to Judy Martins by email to martins@waterland.nu;

(b)	expressly required by the terms of any Transaction Document;
(c)

necessary, in the reasonable opinion of the Seller, in order to comply with any requirement of applicable law or regulation (including any rules or requirements of any Governmental Entity) and/or to comply with any terms of any collective bargaining agreement, trade union recognition agreement or regulations in connection with any trade union, works council or similar body affiliated to any Group Company;

(d)

necessary, in the reasonable opinion of the Seller, in order to comply with a legally binding commitment created before the date of this Agreement and as Disclosed (as such term is defined in the Management Warranty Deed) prior to the date of this Agreement (including, for the avoidance of doubt, the payment of any settlement amounts specifically provided for in the Locked Box Accounts);

(e)	reasonably undertaken by any Group Company in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in relation to any Group Company; and
(f)	constituting Permitted Leakage.
4.	In no circumstances is Clause 5 and this Schedule 1 intended to allow the Purchaser the ability to control the Group or any Group Company.
5.

Part B

Purchaser access

1.

From the date of this Agreement until the Completion Date, in each case subject to all applicable legal and regulatory requirements and to the extent within their power to do so, the Seller shall use its reasonable endeavours to ensure that each Group Company allows the Purchaser, its Affiliates and each of their respective Representatives, at the Purchaser’s cost, upon reasonable notice and during Normal Business Hours, reasonable access to its books and records (other than materials that are subject to confidentiality restrictions in favour of third Parties or legal privilege and for the avoidance of doubt not including any Tax Returns of the Seller’s Group) and to the management of any of the Group Companies, where such access is reasonably required by the Purchaser for the purpose of monitoring the Group Companies during the Pre-Completion Period.

Schedule 2
Completion Obligations

Seller’s Obligations

1.	On the Completion Date:
(a)	the Seller shall deliver, or ensure that there is delivered, to the Purchaser (or make available to the Purchaser’s reasonable satisfaction):
(i)	a duly executed share transfer form in the name of the Purchaser;
(ii)	share certificates relating to the Shares;
(iii)

the statutory registers and books of the Company (and, for the avoidance of doubt, such registers and books may be made available to the Purchaser’s reasonable satisfaction by way of confirmation that they are being kept at the Company’s registered office );

(iv)

the duly signed resignations in the Agreed Form (“Director Resignation Letters”) of Christopher Howard, Debra Osteen, David Duckworth and Anita Aluotto, in respect of their directorships of any Group Company;

(v)

subject to the Purchaser complying with its obligation in paragraph 2(b) below, written confirmation from the relevant members of the Seller’s Group that the Existing Shareholder Debt has been repaid in full;

(vi)	the duly executed form UCC-3 in the Agreed Form evidencing the release of the Share Pledge (the “Form UCC-3”); and
(vii)	the duly executed Deed of Release.

Purchaser’s Obligations

2.	On the Completion Date, the Purchaser shall:
(a)	pay by electronic funds transfer for value on the Completion Date an amount equal to the Consideration to the Seller’s Account;
(b)	pay by electronic fund transfer for value on the Completion Date an amount equal to the Existing Shareholder Debt Repayment Amount to the Seller’s Account; and
(c)

procure the payment by the relevant Group Company of any Disclosed Seller Transaction Costs that have not been paid prior to Completion to the bank account(s) as specified by the relevant payee(s) as notified to the Purchaser in the Final Completion Schedule.

General

3.

All documents and items delivered at Completion pursuant to this Schedule 2 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Completion (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and
(b)	receipt of electronic funds transfers in accordance with paragraphs 2(a) to 2(c) (inclusive) of this Schedule 2,

the documents and items delivered in accordance with this Schedule 2 shall cease to be held to the order of the person delivering them, the Company shall record the transfer of the Shares to the Purchaser in the register of shareholders of the Company and issue share certificates in relation to the Shares in the name of the Purchaser and Completion shall be deemed to have taken place.

Schedule 3

Permitted Leakage

1.

any sum (including as to principal or interest) paid by way of repayment of the Existing Shareholder Debt in accordance with this Agreement or in accordance with the terms of the Existing Shareholder Debt;

2.

any payments to the extent of any amounts specifically accrued, reserved or provisioned in the Locked Box Accounts (and, for the avoidance of doubt, if a payment is made in respect of an amount specifically accrued, reserved or provisioned in the Locked Box Accounts that exceeds such accrual, reserve or provision, the amount of the excess (and any Tax Leakage thereon) shall be deemed to be Leakage);

3.	any payment, accrual or liability to pay any Disclosed Seller Transaction Costs;
4.	any year end 2020 trading bonuses (and any payroll Taxes (including NICs) in relation thereto) up to an aggregate maximum amount of £4,195,915.08;
5.	any matter undertaken by or on behalf of any Group Company after the date of this Agreement at the written request or with the prior written agreement of the Purchaser;
6.	any payment made or agreed to be made by or on behalf of any Group Company to the extent expressly required by the terms of this Agreement or any other Transaction Document;
7.	any Leakage refunded in cash to the Group Companies by or on behalf of the Seller or its Affiliates on or prior to Completion;
8.	any matter which the Purchaser and the Seller agree in writing shall be Permitted Leakage; and
9.	save in respect of paragraph 4 above, any liability or increased liability to Tax of any Group Company in respect of or in consequence of any of the matters referred to in the paragraphs above.

14.34

Schedule 4

U.S. Tax Matters

Certain Elections

1.

Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, without the prior written consent of the Seller, the Purchaser shall not (and shall procure that its Affiliates and the Group Companies shall not) make, and shall not permit any Group Company to make, with respect to the Purchaser’s acquisition of the Shares and of the Group Companies, any election under Section 338(g) of the Code or any other similar provisions of U.S. state or local or non-U.S. law.

2.

In the event that the Seller requests in writing within nine (9) months of the Completion Date that the Purchaser or any Group Company make an election under Section 338(g) of the Code, the Purchaser agrees to reasonably consider in good faith such request, provided that the Purchaser is under no obligation to make or procure the making of such election.

Schedule 5

The Properties

List of the Properties omitted from this filing.

Schedule 6

Additional Seller Warranties

Part A: Definitions

In this Schedule 6, the capitalised terms set out below have the following meanings:

“Company Accounts” means the annual report and unaudited financial statements of the Company for the period ended on the Company Accounts Date in the Agreed Form;

“Company Accounts Date” means 31 December 2019;

“Company June Accounts” means the unaudited financial statements of the Company for the period ended on the Company June Accounts Date;

“Company June Accounts Date” means 30 June 2020; and

“Intertrust Agreement” means a management agreement between Intertrust and the Company dated 8 November 2018 for the provision of management and administrative services.

Part B: Additional Seller Warranties

The Company

1.	The Company is not and has never been engaged in any manner in the carrying on of any trade or business and (save as expressly provided in or contemplated in the Transaction Documents) the Company:
(a)

has no, and has never had any, indebtedness, mortgages, charges, debentures, guarantees or other commitments or liabilities (actual or contingent) other than commitments or liabilities in the ordinary and usual course as a holding company that is non-trading or to another Group Company;

(b)	has no, and has never had, any employees;
(c)

is not, and has never been, party to any contract other than those agreements which effected the contribution of the shares and loan notes in various Group Companies to the Company by the Seller and the Intertrust Agreement;

(d)	has not, and never has, given any power of attorney or other authority to any person;
(e)	is not, and never has been, the lessee of any property;
(f)	has no, and never has had, any assets other than the Subsidiaries and any intercompany balances owed to it by the Subsidiaries; and
(g)	has at all times been tax resident only in Jersey and has never had a branch, permanent establishment or place of business outside of Jersey.

Company Accounts

2.

Having regard to the purposes for which they were prepared, the Company Accounts are fair and not misleading and do not materially misstate the assets and liabilities of the Company as at the Company Accounts Date nor the profits and losses of the Company for the period concerned.

Company June Accounts

3.

Having regard to the purposes for which they were prepared, the Company June Accounts are fair and not misleading and do not materially misstate the assets and liabilities of the Company as at the Company June Accounts Date, nor the profit and losses of the Company for the period concerned.

Part C

Limitations

1.

Notwithstanding the provisions of Clause 8.1, the Seller’s maximum aggregate liability in respect of any and all claims for breach of the Additional Seller’s Warranties shall be limited to, and shall in no event exceed, £1.

2.

Notwithstanding the provisions of Clause 8.2, the Seller shall not be liable for any claim in respect of the Additional Seller Warranties unless the Purchaser has given written notice to the Seller before the second anniversary of the Completion Date.

3.

Without prejudice to the Purchaser’s right to bring a claim in respect of which notice has been given to the Seller within the time limit set out in paragraph 2 of Part C of this Schedule 5, the Purchaser shall specify in such notice such reasonable details of the matter or thing giving rise to such claim as are then readily available to the Purchaser and an estimate (if then reasonably capable of determination by the Purchaser) of the amount claimed.

4.

Notwithstanding the foregoing, nothing in this Agreement shall operate to exclude or limit any liability of the Seller or any remedy available to the Purchaser in relation to any claim in respect of any Additional Seller Warranty that arises or is delayed as a result of fraud or fraudulent misrepresentation.

Schedule 7

Specified Security Interests

Prince Question	Priory Group Company	Chargee	Date Created	Brief Description	Comments	Outcome
252	Castle Homes Care Limited	Edward Oliver John Beck and Andrew Michael Wright	19 November 2004	Deed of rent deposit Amount Secured £1,000 due or to become due from the company to the charge Short Particulars The security deposit of £1,000 together with all sums paid by castle homes care limited

This is in connection with a lease of Brook House Farm, Cheshire dated 19 Dec 2004 between (1) Edward Oliver John Beck and Andrew Michael Wright and (2) Castle Homes Care Limited which has now expired.

Our new landlord is Mrs D M France-Hayhurst Foundation

Charge can be released.
253	Parkcare Homes (No. 2) Limited	Barclays Bank PLC	2 September 2016	Contains Fixed charge	Ongoing charge in relation to current banking arrangements with Barclays	Charge can be released

Prince Question	Priory Group Company	Chargee	Date Created	Brief Description	Comments	Outcome
253	Parkcare Homes (No. 2) Limited	Barclays Bank PLC	2 October 2008	Standard security over property at 228 Main Street, Stenhousemuir, Larbert, Scotland under Title Number STG14273

Property: Dunvegan Care Home, Stirlingshire.

Updated titles from Land Register of Scotland confirms no financial charges noted against the property.

The 4x charges relate to a historic Craegmoor financing from 2008 (ie it pre-dates Priory ownership).  Likely to have been capable of being released in 2011 when new Priory merged with

Craegmoor and new financing was put in place with Advent.

Charge can be released.
253	Parkcare Homes (No. 2) Limited	Barclays Bank PLC	2 October 2008	Standard security over property at 3 Dundonald Road, Kilmarnock, Scotland under Title Number AYR35648	Property: Kirklea Care Home, Kilmarnock. Updated titles from Land Register of Scotland confirms no financial charges noted against this property.	Charge can be released.
253	Parkcare Homes (No. 2) Limited	Barclays Bank PLC	2 October 2008	Standard security over property at Garpel House, Large Road, Lochinnoch, Scotland under Title Number REN119823	Property: Corsefield This was sold on 23 October 2018.	Charge can be released
253	Parkcare Homes (No. 2) Limited	Barclays Bank PLC	2 October 2008	Standard security over property at 57-59 Galston Road, Hurlford, Kilmarnock, Scotland under Title Number AYR35645	Property: Newhouse, Kilmarnock Care Home. Updated titles from Land Register of Scotland confirms no financial charges noted against this property.	Charge can be released.

Prince Question	Priory Group Company	Chargee	Date Created	Brief Description	Comments	Outcome
254	Parkcare Homes Limited	Barclays Bank PLC	2 October 2008

Standard security over All and whole the rectangular area of ground lying to the west of isla road perth in the county of perth together with (one) the building formerly k/a tayside and now tayside nursing home isla road perth; (two) the parts, pertinents and privaleges thereof; (three) the servitude rights; (four) the fittings and fixtures

This property is located on Isla Road in Perth.

This relates to a historic Craegmoor financing from 2008 (ie it pre-dates Priory ownership).  Likely to have been capable of being released in 2011 when new Priory merged with Craegmoor and new financing was put in place with Advent

Charge can be released.
256	Aspire Scotland Ltd	Bank of Scotland PLC	5 April 2017	Contains floating charge. Floating charge covers all the property or undertaking of the company/ Contains negative pledge.	This loan was repaid in full when Priory acquired the Aspire group in November 2017	Charge can be released
257	Quantum Care (UK) Limited	The Queen’s Most Excellent Majesty	4th February 2013	Rent deposit deed £24,000.

This is in relation to a lease dated 4 Feb 2013 between (1) Clerk of the Council of the Duchy of Lancaster and (2) Quantum Care (UK) Limited. Property address not stated.

Further enquiries needed (though likely the lease has expired).

Charge to be released
259	Strathmore College Limited	•Ashtenne Industrial Fund Nominee No. 1 & Ashtenne Industrial Fund Nominee No. 2 Limited	29 June 2012	Rent deposit deed Short particulars – deposit account

This is in relation to Lease dated 1 June 2012 between (1) Ashtenne Industrial Fund Nominee No. 1 & Ashtenne Industrial Fund Nominee No. 2 Limited and (2) Strathmore College Limited in respect of Units 7,10&11 Trentham Technology Park, Bellringer Road, Trentham, Stoke on Trent.

This lease has expired.

Charge to be released

Prince Question	Priory Group Company	Chargee	Date Created	Brief Description	Comments	Outcome
259	Strathmore College Limited	Lightstone (Midlands) Limited	17 January 2007	Lease of premises Amount secured £970 due or to become due from the company tounder the terms of the aforementioned instrument creating or evidencing the charge Short Particulars The deposit.	Appears to relate to an old lease: there is no reference to this lease in the PG property records. The Chargee was dissolved on 15 January 2016. The amount secured was £970.	Charge to be released
366	Priory Group UK 1 Limited	Bank of America, N.A.	16 February 2016	Contains fixed charge. Contains negative pledge.	Relates to debt financing put in place by Acadia – this will paid off and the charge released at the completion of Project Prince	Charge to be released at completion
366	Priory Group UK 1 Limited	Bank of America, N.A	16 February 2016	Contains fixed charge. Contains negative pledge.	Relates to debt financing put in place by Acadia – this will paid off and the charge released at the completion of Project Prince	Charge to be released at completion
366	Priory Group UK 1 Limited	Bank of America, N.A	24 November 2015	Contains fixed charge. Contains negative pledge.	Relates to debt financing put in place by Acadia – this will paid off and the charge released at the completion of Project Prince	Charge to be released at completion
366	Priory Group UK 1 Limited	Bank of America, N.A	13 May 2015	Contains fixed charge. Contains negative pledge.	Relates to debt financing put in place by Acadia – this will paid off and the charge released at the completion of Project Prince	Charge to be released at completion
366	Priory Group UK 1 Limited	Bank of America, N.A	16 December 2014	None. Contains negative pledge.	Relates to debt financing put in place by Acadia – this will paid off and the charge released at the completion of Project Prince	Charge to be released at completion

Prince Question	Priory Group Company	Chargee	Date Created	Brief Description	Comments	Outcome
367

Priory Holdings Company No. 1 Limited Priory Holdings Company No. 2 Limited Priory Holdings Company No. 3 Limited Priory Investments Holdings Limited

Priory Health No. 1 Limited

Priory Health No. 2 Limited

		Deutsche Bank Ag	14 April 2011

Confirmation Deed

Amount Secured

All monies due or to become due from any member of the group to any creditor on any account whatsoever under the terms of the aforementioned instrument creating or evidencing the charge.

Short Particulars

Fixed and floating charge over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant & machinery.

					Relates to Advent debt financing in 2011 which was paid off when Priory was sold to Acadia in 2015/16.	Charge can be released.

Prince Question	Priory Group Company	Chargee	Date Created	Brief Description	Comments	Outcome
367

Priory Holdings Company No. 1 Limited Priory Holdings Company No. 2 Limited Priory Holdings Company No. 3 Limited Priory Investments Holdings Limited

Priory Health No. 1 Limited

Priory Health No. 2 Limited

		Deutsche Bank Ag	14 April 2011

Confirmation Deed

Amount Secured

All monies due or to become due from any member of the group to any creditor on any account whatsoever under the terms of the aforementioned instrument creating or evidencing the charge

Short Particulars

Fixed and floating charge over all property and assets present and future, including goodwill,

book debts, uncalled capital, buildings and fixtures.

					Relates to Advent debt financing in 2011 which was paid off when Priory was sold to Acadia in 2015/16.	Charge can be released
367

Priory Holdings Company No. 1 Limited Priory Holdings Company No. 2 Limited Priory Holdings Company No. 3 Limited Priory Investments Holdings Limited

Priory Health No. 1 Limited

Priory Health No. 2 Limited

		Deutsche Bank Ag	4 March 2011

Security Accession Deed

Amount Secured

All monies due or to become due from any member of the group to any creditor on any account whatsoever under the terms of the aforementioned instrument creating or evidencing the charge

Short Particulars

By way of legal mortgage all property, by way of equitable mortgage all shares and investments and relating rights, by way of fixed charge all other interests, intellectual property, all trading receivables, other debts, goodwill and uncalled capital. By way of floating charge all assets and rights not effectively charges by way of fixed charge.

					Relates to Advent debt financing in 2011 which was paid off when Priory was sold to Acadia in 2015/16.	Charge can be released

Prince Question	Priory Group Company	Chargee	Date Created	Brief Description	Comments	Outcome
367	Priory Holdings Company No. 1 Limited Priory Holdings Company No. 2 Limited Priory Holdings Company No. 3 Limited Priory Health No. 1 Limited Priory Health No. 2 Limited	Deutsche Bank Ag	4 March 2011

Security Accession Deed

Amount Secured

All monies due or to become due from any member of the group to any creditor on any account whatsoever under the terms of the aforementioned instrument creating or evidencing the charge

Short Particulars

By way of legal mortgage all property, by way of equitable mortgage all shares and investments and relating rights, by way of fixed charge all other interests, intellectual property, all trading receivables, other debts, goodwill and uncalled capital. By way of floating charge all assets and rights not effectively charges by way of fixed charge.

					Relates to Advent debt financing in 2011 which was paid off when Priory was sold to Acadia in 2015/16.	Charge can be released

Prince Question	Priory Group Company	Chargee	Date Created	Brief Description	Comments	Outcome
367	Priory Investments Holdings Limited	Deutsche Bank Ag	4 March 2011

Debenture

Amount Secured

All monies due or to become due from any member of the group to any creditor on any account whatsoever under the terms of the aforementioned instrument creating or evidencing the charge

Short Particulars

Fixed and floating charge over the undertaking and all property and assets present and future, including goodwill, book debts, uncalled capital,

buildings, fixtures, fixed plant & machinery see image for full details.

					Relates to Advent debt financing in 2011 which was paid off when Priory was sold to Acadia in 2015/16.	Charge can be released
368	Partnerships in Care (Rhondda) Limited	National Westminster Bank PLC	9 November 2006

Legal Charge

Amount Secured

All monies due or to become due from the company to the chargee on any account whatsoever

Short Particulars

Land k/a tyntyla hospital llwynpia. By way of fixed charge the benefit of all covenants and rights concerning the property and plant machinery fixtures fittings furniture equipment implements and utensils the goodwill of any business carried on at the property and the proceeds of any insurance affecting the property or assets.

					This is in relation to Ty Cwm Rhondda (CYM318093). Updated OCEs confirm no legal charge noted against the property. The charge should be released.	Charge to be released

Prince Question	Priory Group Company	Chargee	Date Created	Brief Description	Comments	Outcome
368	Partnerships in Care (Rhondda) Limited	National Westminster Bank PLC	9 November 2006

Legal charge over building contract

Amount Secured

All monies due or to become due from the company to the chargee on any account whatsoever under the terms of the aforementioned instrument creating or evidencing the charge

Short Particulars

All benefit in the design and build contract dated 21ST august 2006 all rights titles benefits and interests arising out of or connected with or relating to the contract. See the mortgage charge document for full details.

					Charge over building contract for Ty Cwm Rhondda (CYM318093). Property has been built so charge can be released	Charge to be released
368	Partnerships in Care (Rhondda) Limited	National Westminster Bank PLC	13 September 2006

Debenture

Amount Secured

All monies due or to become due from the company to the chargee on any account whatsoever

Short Particulars

Fixed and floating charges over the undertaking and all property and assets present and future including goodwill bookdebts uncalled capital buildings fixtures fixed plant and machinery.

Formerly, Pastoral Cymru Limited, from CH records it appears this company borrowed funds from Nat West in 2006 in order to build/develop the facility known as Ty Cwm Rhondda (which is still operational).  Partnerships in Care acquired Pastoral Cymru Limited in March/April 2015.  As it is likely that the acquisition would have been debt-free, it is also likely that that the redemption of the bank loan should have resulted in the legal charge and debenture also being released.  The current accounting records make no reference to the bank overdraft/facility so it is reasonable to assume that the bank debt is no longer in place and the debenture can be released.

Charge to be released

Prince Question	Priory Group Company	Chargee	Date Created	Brief Description	Comments	Outcome
369	Partnerships in Care (Cardiff) Limited	National Westminster Bank PLC	18 April 2008

Legal Charge

Amount secured

All monies due or to become due from the company to the chargee on any account whatsoever

Short Particulars

Land and buildings on the north east side of dyfrig road and land lying to the east of dyfrig road ely by way of fixed charge, the benefit of all covenants & rights concerning the property & all plant machinery, fixtures, fittings, furniture, equipment, implements & utensils. The goodwill of any business carried on at the property & the proceeds of any insurance affecting the property or assets.

					This is in relation to Ty Catrin. Updated OCEs confirm no legal charges noted against the property.	Charge to be released

Prince Question	Priory Group Company	Chargee	Date Created	Brief Description	Comments	Outcome
369	Partnerships in Care (Cardiff) Limited	National Westminster Bank PLC	9 April 2008

Debenture

Amount Secured

All monies due or to become due from the company to the chargee on any account whatsoever

Short Particulars

Fixed and floating charge over the undertaking and all property and assets present and future, including goodwill,

uncalled capital, buildings, fixtures, fixed plant & machinery.

Formerly, Pastoral Cymru (Cardiff) Limited, from CH records it appears this company borrowed funds from Nat West in 2008 in order to build/develop the facility known as Ty Catrin (which is still operational).  Partnerships in Care acquired Pastoral Cymru (Cardiff) Limited in March/April 2015 at which point the legal charge in favour of NW was released.  As it is likely that the acquisition would have been debt-free, it is also likely that that the redemption of the bank loan should have resulted in the debenture also being released.  The current accounting records make no reference to the bank overdraft/facility so it is reasonable to assume that the bank debt is no longer in place and the debenture can be released.

Charge to be released
377	Aspire Scotland Holdings Limited	Bank of Scotland PLC	20 July 2015	N/A. Contains floating charge. Floating charge covers all the property or undertaking of the company. Contains negative pledge.	See above	Charge to be released
378	Craegmoor Limited	Barclays Bank PLC	2 September 2016	Contains fixed charge.	Ongoing charge in relation to current banking arrangements with Barclays	Charge can be released
687	Specialty Care (Addison Court) Limited	NHP Propco	15 August 2005	Mortgage Debenture	This relates to the lease of Addison Court – the home has closed and the lease was surrendered for £1.5m on 18 December 2020.	Charge can be released

IN WITNESS WHEREOF this Agreement has been duly executed by the Parties on the date first above written.

EXECUTED by                                                     )
_/s/ DEBRA K. OSTEEN CEO _____ for)
ACADIA HEALTHCARE COMPANY INC.               )
in the presence of:)

EXECUTED by                                                                     )
_/s/ WENDA ADRIAANSE   _for REMEDCOUK LIMITED        )